SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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                       Saks Incorporated
(Name of Registrant as Specified in Its Charter)

                       Saks Incorporated
(Name of Person(s) Filing Proxy Statement)

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SAKS
INCORPORATED
750 Lakeshore Parkway
Birmingham, Alabama 35211

April 30, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 8:30 a.m. Central Time on Wednesday, June 19, 2002, at The Peninsula Chicago, 108 E. Superior Street at North Michigan Avenue, Chicago, Illinois 60611.

The notice of the meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Your vote is very important. We ask that you vote over the Internet or by telephone or return your proxy card in the postage-paid envelope as soon as possible.

After the meeting, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to the shareholders.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

/s/ R. Brad Martin

R. Brad Martin
Chairman of the Board and
Chief Executive Officer

SAKS
INCORPORATED
750 Lakeshore Parkway
Birmingham, Alabama 35211

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of the Shareholders of Saks Incorporated (the "Company") will be held at 8:30 a.m. Central Time on Wednesday, June 19, 2002, at The Peninsula Chicago, 108 E. Superior Street at North Michigan Avenue, Chicago, Illinois 60611, for the following purposes:

  To elect three Directors to hold office for the term specified or until their respective successors have been elected and qualified;

  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year ending February 1, 2003;

  To approve an amendment to the Company's Employee Stock Purchase Plan;

  To vote on a shareholder proposal concerning the Company's classified Board of Directors;

  To vote on a shareholder proposal concerning cumulative voting in the election of Directors; and

  To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 15, 2002 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors, /s/ Julia Bentley Julia Bentley Secretary April 30, 2002

Whether or not you intend to be present at the meeting, you are urged to vote over the internet, by telephone, or to mark, sign, and date the enclosed proxy CARD and return it promptly in the envelope provided. Please see the proxy card for procedures and instructions for internet and telephone voting.

SAKS
INCORPORATED

PROXY STATEMENT

Information Concerning the Solicitation

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the "Annual Meeting") of Saks Incorporated (the "Company"), a Tennessee corporation, to be held on June 19, 2002.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Directors, officers, and employees of the Company may solicit proxies by telephone, Internet, telecopier, mail, or personal contact. In addition, the Company has retained Georgeson Shareholder Communications, Inc., New York, New York, to assist with the solicitation of proxies for a fee not to exceed $11,500, plus reimbursement for out-of-pocket expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company's expense to their principals. The proxy materials are first being mailed to shareholders on or about May 1, 2002.

A shareholder voting over the Internet, by telephone, or by signing and returning a proxy on the enclosed form has the power to revoke the proxy at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. Attendance at the Annual Meeting by a shareholder who has given a proxy will not have the effect of revoking it unless the shareholder gives written notice of revocation to the Secretary before the proxy is voted. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to specified shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. Abstentions and broker non-votes have no affect on the plurality vote for the election of Directors. All other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Outstanding Voting Securities

Only shareholders of record at the close of business on April 15, 2002 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 142,534,840 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each Director, specified executive officers, and all Directors and officers of the Company as a group as of March 15, 2002. The table also includes the beneficial owners as of March 15, 2002 (unless otherwise noted) of more than 5% of the Company's outstanding Common Stock who are known to the Company.

Name of Beneficial Owner (and Address if "Beneficial Ownership" Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Directors:
Bernard E. Bernstein	72,352	(2)	*
Stanton J. Bluestone	362,160		*
John W. Burden, III	52,679		*
James A. Coggin	855,579		*
Ronald de Waal	4,033,967		2.83%
Julius W. Erving	63,962		*
Michael S. Gross	51,721		*
Donald E. Hess	650,129	(3)	*
G. David Hurd	62,573		*
George L. Jones	510,000		*
R. Brad Martin	4,535,730	(4)	3.17%

Name of Beneficial Owner (and Address if "Beneficial Ownership" Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Philip B. Miller	1,480,615		*
C. Warren Neel	59,653		*
Stephen I. Sadove	567,173		*
Marguerite W. Sallee	45,511		*
Christopher J. Stadler	19,680		*
Gerald Tsai, Jr.	52,950		*
Named Executive Officers:
Douglas E. Coltharp	417,230		*
Brian J. Martin	443,995		*
Donald E. Wright	268,972		*
All Directors and Officers as a group (20 persons):	14,605,631		9.81%
Other 5% Owners:
Investcorp S.A.	7,769,507	(5)(6)	5.45%
Orient Star Holdings, LLC	21,848,000	(5)(7)	15.34%
SIPCO Limited	7,758,027	(5)(8)	5.45%
Southeastern Asset Management, Inc.	27,790,271	(5)(9)	19.51%

_____________________________________________
*	Owns less than 1% of the total outstanding Common Stock of the Company.
(1)

Includes shares that the following persons have a right to acquire within sixty days after March 15, 2002 through the exercise of stock options: Bernstein (38,950), Bluestone (349,350), Burden (32,950), Coggin (677,782), de Waal (53,950), Erving (32,950), Gross (38,950), Hess (27,550), Hurd (39,890), Jones (400,000), R. Brad Martin (2,049,096), Miller (1,430,615), Neel (38,950), Sadove (39,190), Sallee (34,950), Stadler (11,800), Tsai (38,950), Coltharp (302,114), Brian J. Martin (357,804), and Wright (200,084).

(2)	Includes 6,000 shares owned by the Bernard E. Bernstein Defined Benefit Pension Plan.
(3)

Includes: (i) 330,241 shares owned directly by Mr. Hess, (ii) 223,162 shares held by Mr. Hess as trustee or co-trustee for his children, and (iii) 69,176 shares held by him as trustee for the children of his sister. Does not include: (i) 4,580 shares owned directly by his wife, (ii) 14,660 shares held by his wife as co-trustee for one of their children, or (iii) 86,916 shares held by another individual as trustee for Mr. Hess' children.

(4)

Includes: (i) 20,227 shares held by the RBM Family Limited Partnership, (ii) 2,975 shares owned by RBM Venture Company, a company of which Mr. Martin is sole shareholder, (iii) 338,929 shares held by Mr. Martin as trustee or co-trustee for his children, (iv) 8,510 shares owned by the Martin Family Foundation, (v) 100,000 shares of restricted stock which will fully vest by February 18, 2003, (vi) 91,617 shares of restricted stock, the restrictions on which lapse based on performance measurements and length of service, (vii) 250,000 shares of stock which may be awarded on May 30, 2006, and (viii) 50,000 shares held in a trust to be settled in accordance with a deferral agreement.

(5)	Based solely on information provided by the beneficial owner. Information with respect to Orient Star Holdings LLC is as of February 8, 2002.
(6)

Investcorp does not directly own any shares of Common Stock. Beneficial ownership includes 5,008,634 shares owned by three indirect, wholly owned subsidiaries of Investcorp. The remainder of the shares shown as beneficially owned by Investcorp consists of the shares owned by Cayman Islands corporations, none of which is a beneficial owner of five percent or more of the Common Stock. Investcorp may be deemed to share beneficial ownership of the shares of Common Stock held by such entities because such entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each such entity has granted such affiliate the authority to direct the voting and disposition of the stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation, with its registered address at 37 rue Notre-Dame, Luxembourg.

(7)

Orient Star Holdings LLC, a limited liability company organized under the laws of Delaware, has as its sole member Inmobiliaria Carso, S.A. de C.V., a corporation organized under the laws of Mexico. All of the outstanding voting equity securities of Inmobiliaria Carso, S.A. de C.V. are owned by a Mexican trust. The beneficiaries of the trust are Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, and Johanna Monique Slim Domit, each a citizen of Mexico. The principal business address for each of the foregoing individuals is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, Mexico D.F. 11000.

(8)

SIPCO Limited ("SIPCO") does not directly own any Common Stock. The number of shares shown as owned by SIPCO consists of the shares Investcorp is deemed to beneficially own. SIPCO may be deemed to control Investcorp through its ownership of a majority of the stock of a company which indirectly owns a majority of Investcorp's outstanding stock. SIPCO is a Cayman Islands corporation with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.

(9)

Southeastern Asset Management, Inc. ("Southeastern") is an investment advisor registered under the Investment Advisors Act of 1940. These shares of Common Stock are held by one or more of Southeastern's clients. Pursuant to investment advisory agreements with its clients, Southeastern has either sole voting and dispositive power or no voting and no dispositive power over these shares. Southeastern has no interest in dividends or proceeds from the sale of these shares and disclaims beneficial ownership of all of these shares. Southeastern's address is 6410 Poplar Avenue, Memphis, Tennessee.

ELECTION OF DIRECTORS
(Item No. 1)

The Company's Charter, as amended, provides that the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire in 2004, 2005, and 2003, respectively. The Board of Directors proposes the election of three Directors to Class II. These three Directors, together with the eleven Directors whose terms continue beyond this year's Annual Meeting, will comprise the Board of Directors. Each Director will hold office for the term specified and until his or her successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the enclosed form of proxy intend to vote for the election of the persons listed in this proxy statement. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

Class II Directors John W. Burden, III, G. David Hurd, Philip B. Miller, and Gerald Tsai, Jr. will retire from the Board of Directors in June 2002 at the expiration of their current terms.

We have provided below information about the nominees and Directors. The business association as shown has been continued for more than five years unless otherwise noted.
Name, Principal Occupation, and Directorship	Age	Director Since
NOMINEES FOR DIRECTOR Class II (terms expiring in 2005):
James A. Coggin President and Chief Administrative Officer of the Company since November 1998. Mr. Coggin served as President and Chief Operating Officer of the Company between March 1995 and November 1998. Prior to that, Mr. Coggin held various executive positions with the Company and with McRae's, Inc.	60	1998
Michael S. Gross Principal of Apollo Advisors, L.P. Mr. Gross serves on the Boards of Directors of Allied Waste Industries, Inc., Encompass Services Corporation, Florsheim Group, Inc., Rare Medium, Inc., Sylvan Learning Systems, Inc., and United Rentals, Inc.	40	1994

Name, Principal Occupation, and Directorship	Age	Director Since
Nora P. McAniff Group President of the People Magazine Group of Time Inc. since January 2001, overseeing People, Teen People, and People en Espanol. Ms. McAniff served as President of People Magazine between October 1998 and January 2001 and served as the Publisher of People between September 1993 and October 1998. Ms. McAniff joined Time Inc. in 1982.	43	-
THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE ABOVE LISTED NOMINEES.
CONTINUING DIRECTORS Class III (terms expiring in 2003):
Ronald de Waal Vice Chairman of the Company's Board of Directors. Chairman of We International, B.V., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France. Mr. de Waal serves on the Boards of Directors of Post Properties Inc. and The Body Shop International.	50	1985
R. Brad Martin Chief Executive Officer of the Company since 1989 and Chairman of the Board of the Company since 1987. Mr. Martin serves on the Boards of Directors of First Tennessee National Corporation and Harrah's Entertainment, Inc.	50	1984
C. Warren Neel Commissioner of Finance and Administration for the State of Tennessee since July 2000. Dr. Neel is on leave from his post as the Dean of the College of Business Administration at the University of Tennessee, Knoxville, a position he has held since 1977. Dr. Neel serves on the Boards of Directors of American Healthways, Inc. and Clayton Homes, Inc.	63	1987
Marguerite W. Sallee President and Chief Executive Officer of The Brown Schools since September 2001. Ms. Sallee served as Chairman and Chief Executive Officer of Frontline Group, Inc. from July 1999 to August 2001, and as Chief Executive Officer of Bright Horizons Family Solutions from July 1998 to January 1999. Ms. Sallee served as President and Chief Executive Officer of CorporateFamily Solutions between February 1987 and July 1998. Ms. Sallee serves on the Boards of Directors of BarPoint.com and Bright Horizons Family Solutions.	56	1996
Christopher J. Stadler Managing Partner of Investcorp, S.A. since April 1996. Mr. Stadler serves on the Boards of Directors of CSK Auto, Inc., U.S. Unwired, and Werner Holdings.	37	2000

Name, Principal Occupation, and Directorship	Age	Director Since
Class I (terms expiring in 2004):
Bernard E. Bernstein Senior Partner in the Knoxville, Tennessee law firm of Bernstein, Stair & McAdams LLP.	71	1987
Stanton J. Bluestone Chairman of the Carson Pirie Scott group of the Company from February 1998 until his retirement in January 1999. Mr. Bluestone served as Chairman and Chief Executive Officer of Carson Pirie Scott & Co. ("CPS") between March 1996 and January 1998. Prior to that Mr. Bluestone held other executive positions with CPS.	67	1998
Julius W. Erving President of the Erving Group and Executive Vice President of RDV Sports/Orlando Magic since September 1997. Mr. Erving was employed by the National Broadcasting Company between December 1994 and June 1997, and by the National Basketball Association between 1987 and September 1997. Mr. Erving serves on the Boards of Directors of Darden Restaurants, Inc., The Sports Authority, and Williams Communications Group LLC.	52	1997
Donald E. Hess Chief Executive Officer of Southwood Partners since January 1998 and Chairman Emeritus of Parisian. Mr. Hess served as Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997 and served as President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997.	53	1996
George L. Jones President and Chief Executive Officer of Saks Department Store Group since March 2001. Mr. Jones served as President of Worldwide Licensing and Studio Stores for Warner Bros. from 1994 to February 2001.	51	2001
Stephen I. Sadove Vice Chairman of the Company since January 2002. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002.	50	1998

Further Information Concerning Directors

Directors' Fees

Directors who are not officers of the Company each receive an annual fee of $18,000, $2,000 for attendance at each board meeting, and $1,000 for attendance at each meeting of a committee of which the Director is a member (or $750 for participation by telephone in a board or committee meeting). Committee chairpersons each receive an additional annual fee of $2,500. Directors are reimbursed for expenses in connection with their services as Directors of the Company. Directors not employed by the Company may elect to: (i) receive fees earned in Company Common Stock, (ii) receive one-half of fees earned in Company Common Stock with the balance in cash, or (iii) participate in the Company's Deferred Compensation Plan for Non-Employed Directors and defer all such compensation in lieu of immediate cash payments. The deferred compensation is tied to the value of the Company's Common Stock.

Pursuant to the Company's 1994 Long-Term Incentive Plan and the 1997 Stock-Based Incentive Plan, each non-employee Director of the Company annually is granted a nonqualified stock option to purchase 3,000 shares of Company Common Stock (8,000 shares for the Company's Vice Chairman of the Board). Options are priced at fair market value at the date of grant and vest in one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary date of grant. In addition, each non-employee Director has been awarded 2,000 shares of restricted Common Stock which vest in one-tenth installments commencing on the first anniversary of the award date. The Company's Vice Chairman of the Board also receives an annual Common Stock grant of 2,000 shares which vests immediately upon grant.

On February 18, 2000, each non-employee Director was also granted a non-qualified stock option to purchase 15,000 shares of Company Common Stock. Options were priced at $11.125, the fair market value at the date of grant and are exercisable in cumulative one-fourth installments commencing eighteen months from the date of grant (with each subsequent installment vesting every ten months thereafter) with full vesting occurring on the fourth anniversary of the date of grant. Also on that date, each non-employee Director was granted 3,000 shares of restricted Common Stock which vest on the third anniversary of the date of grant. On November 1, 2000, each non-employee Director was granted a non-qualified stock option to purchase 25,000 shares of Company Common Stock. Options were priced at $9.88, the fair market value at the date of grant. Subject to the next sentence, options are exercisable in cumulative one-fifth installments commencing six months from the date of grant , with each subsequent installment vesting on the anniversary date of grant and full vesting occurring on the fourth anniversary of the date of grant. Options fully vest if the market price of the Company's Common Stock reaches $22 per share and then terminate six months after that vesting date.

Committees of the Board of Directors and Meeting Attendance

The Board met nine times during the last fiscal year. At each Board meeting, the full Board meets and, in addition, the non-employee Directors meet with the Chairman and then separately without the Chairman.

The Board of Directors has established Audit, Human Resources/Option, Strategic Planning/Corporate Governance, and Finance Committees. Each of these Committees is comprised of independent, non-employee Directors.

The Audit Committee includes C. Warren Neel (Chair), Bernard E. Bernstein, Julius W. Erving, and G. David Hurd. The Committee met nine times during the last fiscal year. The Audit Committee reviews the Company's financial reporting process, system of internal controls, audit processes, and processes for monitoring compliance with laws, regulations, and policies. All of the members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange.

The Human Resources/Option Committee includes Marguerite W. Sallee (Chair), Michael S. Gross, Donald E. Hess, and Gerald Tsai, Jr. The Committee met seven times during the last fiscal year. The Committee: (i) evaluates the performance of the Chief Executive Officer ("CEO") annually; (ii) reviews and establishes the salary and incentive compensation, including bonus, stock options, and stock grants, for the CEO; (iii) reviews the salaries and sets the incentive compensation for certain senior corporate officers and executives; (iv) reviews and approves the incentive compensation programs; (v) reviews and makes decisions regarding the structure of awards granted under the Company's stock option and incentive plans; and (vi) recommends Director compensation to the Board.

The Strategic Planning/Corporate Governance Committee includes Ronald de Waal (Chair), Stanton J. Bluestone, John W. Burden, III, Donald E. Hess, G. David Hurd, and Christopher J. Stadler. The Committee met five times during the last fiscal year. The Committee: (i) reviews the Company's strategic plan with management and coordinates presentation of the strategic plan to the full Board; (ii) assesses Board and Committee effectiveness; (iii) screens and recommends new Director candidates; and (iv) provides counsel to the Chairman of the Board on Committee composition. The Committee also considers any nominees for Director recommended by shareholders.

The Finance Committee includes Michael S. Gross (Chair), G. David Hurd, Christopher J. Stadler, and Gerald Tsai, Jr. The Committee met five times during the last fiscal year. The Committee: (i) ensures the capital structure of the Company is consistent with the long-term value-creating strategy of the Company, (ii) advises the Chief Financial Officer and the financial team on specific elements of capital structure strategy execution, and (iii) approves, based on authority delegated from the Board of Directors, or recommends to the Board of Directors for approval, specific terms and parameters of certain financing transactions.

Each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which the Director served, except for Mr. Coggin, Mr. de Waal, Mr. Erving, and Mr. Stadler. Mr. Coggin was unable to participate in three board meetings due to a family illness. Mr. de Waal was unable to participate in one Board meeting and in three Committee meetings due to unavoidable business conflicts. Mr. Erving was unable to participate in two Board meetings and in three Committee meetings due to unavoidable business conflicts. Mr. Stadler was unable to participate in two Board meetings and in three Committee meetings due to unavoidable business conflicts. The overall average percentage for all Directors' meeting attendance was 90%.

Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal years ended February 2, 2002 ("2001"), February 3, 2001 ("2000"), and January 29, 2000 ("1999"), the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the Company's Chief Executive Officer and to each of the other four highest compensated executive officers ("Named Officers"). As used in this Proxy Statement, the term "executive officer" has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934. As a consequence, the table is not necessarily a list of the most highly compensated employees of the Company.
	Annual Compensation					Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options Granted (#)	All Other Compensation ($)
R. Brad Martin	2001	962,500	-	110,060	(2)	688,413	(3)(4)	465,970	379,874	(5)(6)
Chairman of the Board and	2000	950,000	-	119,346	(2)	1472,512	(4)(7)(9)	1,889,601	61,863	(6)
Chief Executive Officer ("CEO")	1999	918,750	-	128,632	(2)	-		57,290	41,486	(6)

James A. Coggin	2001	787,500	105,000	-		167,337	(4)	41,670	20,817	(8)
President and Chief	2000	750,000	250,000	-		280,213	(4)(9)	741,670	-
Administrative Officer	1999	737,500	-	-		-		38,890	-

Douglas E. Coltharp	2001	515,000	61,875	-		44,618	(4)	71,259	-
Executive Vice President	2000	410,000	150,000	240,000	(10)	237,887	(4)(9)	480,000	-
And Chief Financial Officer	1999	395,000	-	-		-		32,929	-

Brian J. Martin	2001	550,000	61,875	-		44,618	(4)	20,000	-
Executive Vice President of	2000	412,500	-	-		182,262	(4)(9)	445,000	380,378	(11)
Law and General Counsel	1999	387,500	-	-		-		15,560	-

Donald E. Wright	2001	361,188	46,250	-		22,309	(4)	49,076	-
Executive Vice President of	2000	332,313	100,000	72,500	(12)	146,764	(4)(9)	295,380	35,002	(13)
Finance and Chief Accounting	1999	313,750	-	128,440	(12)	-		24,992	-
Officer
(1)	Amounts awarded under the Company's bonus compensation plans and arrangements for the respective fiscal years, even if deferred.
(2)

In February 1989, the Company entered into a compensation agreement with R. Brad Martin ("Martin") which provided for a $500,000 interest-free loan due January 31, 1999 or upon Martin's termination of employment with the Company. Pursuant to Martin's amended employment agreement, beginning in 1997, one-fifth of the loan balance has been forgiven each year. Other Annual Compensation represents one-fifth of the principal balance being forgiven and imputed interest on that interest-free loan.

(3)

Includes a restricted stock award to Martin of 25,000 shares of Company Stock based on achieving certain performance criteria. The shares are subject to forfeiture in the event Martin voluntarily leaves his employment before March 19, 2003. This grant was priced as of March 19, 2002, and was valued at $353,750 (at a market price of $14.15).

(4)

In 1998, Martin, Coggin, Coltharp, Brian Martin, and Wright, were granted 150,000, 75,000, 20,000, 20,000, and 10,000 shares of Company Common Stock, respectively, under a Restricted Stock Grant Agreement pursuant to the Company's 1997 Stock-Based Incentive Plan. Restrictions lapse as a function of the Company achieving certain performance goals and time. In 1999, no shares were earned. In 2000, 8,333, 4,167, 1,111, 1,111, and 556, shares were earned for Martin, Coggin, Coltharp, Brian Martin, and Wright, respectively. As of February 3, 2001, the market price of the Common Stock was $13.85, and the value of the shares earned was $115,412, $57,713, $15,387, $15,387, and $7,701 for Martin, Coggin, Coltharp, Brian Martin, and Wright, respectively, as of that date. In 2001, 33,333, 16,667, 4,444 4,444, and 2,222 shares were earned for Martin, Coggin, Coltharp, Brian Martin, and Wright, respectively. As of February 2, 2002, the market price of the Common Stock was $10.04, and the value of the shares earned was $334,663, $167,337, $44,618, $44,618, and $22,309 for Martin, Coggin, Coltharp, Brian Martin, and Wright, respectively, as of that date. The value of earned shares is included in total Restricted Stock Awards, even if not fully vested.

(5)

On October 11, 1996, Martin entered into an agreement with the Company that provided that he would be awarded 50,000 shares of Company stock on October 11, 2001, in the event that he remained employed with the Company continuously for five years from that date. The Company recorded the proper expense over this period and, on October 11, 2001, Martin met the condition to the award. On that date, he was awarded 50,000 shares of common stock valued at $355,000 (at a market price of $7.10 per share on that date). This award is included in "All Other Compensation."

(6)

For 1999, represents economic benefit of split dollar life insurance policy ($12,720), tax return preparation and tax planning services ($14,327), and usage of Company aircraft ($14,439). For 2000, represents economic benefit of split dollar life insurance policy ($13,770), tax return preparation and tax planning services ($25,742), and usage of Company aircraft ($22,351). For 2001, includes tax return preparation and tax planning services ($12,500) and usage of Company aircraft ($12,374).

(7)

Includes 20,000 shares of common stock, which were earned by Martin by achieving certain performance goals for 2000. The shares were subject to forfeiture in the event Martin voluntarily left his employment with the Company before March 14, 2002. This grant was priced as of March 14, 2001, and was valued at $244,600 (at a market price of $12.23).

(8)	Usage of Company aircraft.
(9)

Includes restricted stock awards granted at the market price of $11.125 on the February 18, 2000 date of grant. The stock awards and values were: Martin, 100,000 ($1,112,500); Coggin, 20,000 ($222,500); Coltharp, 20,000 ($222,500); Brian Martin, 15,000 ($166,875); and Wright, 12,500 ($139,063). The restricted stock vests on the third anniversary of the date of grant. The entire value of the award is included, even if not fully vested.

(10)

Represents grant of 15,000 shares of Company Stock, pursuant to Coltharp's initial employment agreement, for completing three years of service. This grant was priced as of January 1, 2001 (at $16.00 per share).

(11)	Relocation-related expense.
(12)

Represents annual grant of 5,000 shares of Company Stock pursuant to Wright's initial employment agreement. The shares were granted on April 1 of each year and priced at $25.69 in 1999 and at $14.50 in 2000.

(13)	Relocation-related reimbursement.

Note: As of February 2, 2002, the number and value (based on the $10.04 closing price of Common Stock as of February 1, 2002) of shares of unvested restricted stock held by each of the Named Officers were as follows: Martin, 441,667 shares ($4,434,337); Coggin, 66,667 shares ($669,337); Coltharp, 36,944 shares ($370,918); Brian Martin, 29,111 shares ($292,274); and Wright, 18,055 shares ($181,272).

Employment Contracts

All of the Named Officers and certain other officers have employment agreements with the Company. All agreements fix the Named Officers' minimum base compensation for the fiscal year, set out bonus targets, and provide for participation by such officers in employment benefit plans as the Company may adopt. The CEO's contract also sets forth certain other benefits. The current agreement for Martin expires on May 31, 2006, and the current agreements for Coggin, Coltharp, Brian Martin, and Wright expire on November 1, 2003. Annual base salaries currently in effect are as follows: Martin, $900,000; Coggin, $800,000; Coltharp, $550,000; Brian Martin, $550,000, and Wright $370,000. Under the terms of each agreement, each Named Officer is entitled to receive his base salary for the remainder of his employment period in the event he is terminated without cause. This payment would be made in one lump sum. Each agreement contains provisions governing non-competition with the Company in the event the Named Officer terminates employment.

Each contract includes change-in-control provisions. A "Change in Control" is defined as: (i) the acquisition of 25% or more of the combined voting power of the Company's outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the Company or any successor entity, or (iii) during any period of two consecutive years, the failure to elect a majority of the individuals constituting the Board of Directors of the Company prior to the commencement of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A "Potential Change in Control" is defined as: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company's Directors of a resolution to the effect that a potential change in control of the Company has occurred.

In the case of the CEO, if Mr. Martin's termination is without cause or by Mr. Martin for Good Reason after a change in control or a potential change in control, Mr. Martin is entitled to receive (a) a sum equal to the base Salary then in effect plus 25% of Executive's Maximum Bonus Potential times the longer of 3 years or the balance of the time remaining in the Term, and (b) immediate vesting of all stock options and restricted stock awards (including service grants) with the ability to exercise the stock options for the shorter of two years or the original expiration period of the option, and (c) participation in the Company's health plans, with family coverage, for his life, and continuation of split-dollar insurance agreements for five years, and (d) if any payment, right, or benefit paid to Mr. Martin is treated as an "excess parachute payment " under Section 280 (G) (b) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall indemnify and hold harmless and make whole, on an after-tax basis, Mr. Martin for any adverse tax consequences, including but not limited to providing to him on an after-tax basis the amount necessary to pay any tax imposed by Code Section 4999.

For the other Named Officers, if the termination is without Cause or by the executive for Good Reason after a Change in Control or Potential Change in Control, the Named Officer shall receive a sum equal to three times his Base Salary then in effect, and continuation in the Company's health plans for three years at no cost. If any payment, right or benefit paid to the Named Officer by the Company is treated as an "excess parachute payment" under Section 280 (G) (b) of the Code, the Company shall indemnify and hold harmless and make whole, on an after-tax basis, the Named Officer for any adverse tax consequences, including but not limited to providing to the Named Officer on an after-tax basis the amount necessary to pay any tax imposed by Code Section 4999.

Loans to Executive Officers

The Human Resources Committee of the Board has followed a policy of compensating Executive Officers with cash and equity-based awards.

The grant of equity awards means that a significant portion of an executive's compensation is at risk. In accordance with this policy, over time, Executive Officers have received shares of common stock as compensation. Those awards are taxable to the executive as income. In 2000, the Human Resources Committee granted loans to Executive Officers to assure that they had the cash to pay their income tax obligations without the need to sell shares of Company stock. The Company entered into five-year loan agreements with Executive Officers as follows: Martin, $865,000; Coggin, $265,000; Coltharp, $250,000; Brian Martin, $110,000; and Wright, $200,000. The loans accrue simple interest at 8% per year.

In 2001, in connection with the restructuring of the Company into two business segments and to encourage retention of the Named Officers, the Human Resources Committee added potential forgiveness terms to the loans. For the named Executive Officers other than the Chief Executive Officer, the loans will be forgiven on November 1, 2003, if they remain employed by the Company on that date. For the CEO, the loan will be forgiven in three equal installments on November 1, 2003, November 1, 2004, and November 1, 2005, if, at each date, Mr. Martin remains employed by the Company and he owns at least one million shares of Company common stock.

Stock Options

The following table contains information concerning the grant of stock options under the Company's incentive plans to the Named Officers as of fiscal year end.
	Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Options Granted (#)(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)(2)	Expiration Date	5% ($)	10%($)
R. Brad Martin	65,970	(4)	1.45%	12.25	5/4/08	329,190	766,571
	400,000	(4)	8.79%	11.54	5/31/08	1,880,000	4,380,000

James A. Coggin	41,670	(4)	0.92%	12.25	5/4/08	207,933	484,205

Douglas E. Coltharp	20,500	(4)	0.44%	12.25	5/4/08	102,295	238,210
	51,259	(5)	1.13%	12.001	1/1/10	293,714	703,273

Brian J. Martin	20,000	(4)	0.44%	12.25	5/4/08	99,800	232,400

Donald Wright	9,300	(4)	0.20%	12.25	5/4/08	46,407	108,066
	39,776	(5)	0.87%	12.00	11/1/10	227,916	545,727

__________________________________
(1)	Under the terms of the 1994 Plan and the 1997 Plan, the Human Resources/Option Committee administers the option program.
(2)

All options were granted at the market closing price on the date of grant. No incentive stock options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(3)

Potential gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock of the Company and overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be realized by the option holders.

(4)

Options are exercisable in cumulative one-fifth installments commencing six months from the date of grant (with each subsequent installment vesting on the anniversary date of grant) with full vesting occurring on the fourth anniversary of the date of the grant.

(5)

Options are fully vested six months from the date of grant. These options were granted when the Named Officer exercised previously vested options by tendering shares of Common Stock that he owned to pay the exercise price and the tax withholding obligation. The new options equal the amount of shares used by the Named Officer to pay for those items, and thus the Human Resources/Option Committee granted the new options to restore the equity position of the Named Officer. The Named Officer did not receive cash on the exercise of these options, but instead received shares equal to the spread between the exercise price and the fair market value of the stock on the exercise date. The Committee permitted this exercise to promote outright ownership of shares of Company Common Stock, and this method of exercising options currently is available to other selected senior officers.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Officers concerning the exercise of options during 2001 and unexercised options held at fiscal year end.

Aggregated Option Exercises in Last Fiscal Year End and Fiscal Year-End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Unexercised Options Held at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal year End ($)(1) Exercisable/Unexercisable
R. Brad Martin	0	0	2,011,250/1,707,952	87,360/131,039
James A. Coggin	0	0	653,336/548,894	39,600/59,400
Douglas E. Coltharp	57,990	123,289	370,106/346,400	13,532/34,650
Brian J. Martin	0	0	346,692/315,474	23,100/34,650
Donald E. Wright	45,000	95,625	239,592/206,780	7,425/22,275

(1)	Represents the difference between the closing price of the Company's Common Stock on February 1, 2002 ($10.04) and the exercise price of the options.

Comparison of Five-Year Cumulative Total Return

The following graph and table compare cumulative total shareholder return among Saks Incorporated, the S&P Midcap 400 Index, the S&P Retail Stores - Department Index, and a Retail Peer Group Index (consisting of Federated, May, Dillard's, J.C. Penney, Nordstrom, Neiman Marcus, and the Company) assuming an initial investment of $100 and reinvestment of dividends.

■ Saks Incorporated ♦ S&P Midcap 400 ▲ S&P Retail Stores Department ● Retail Peer Group

Description	Starting Basis 2/1/97	1/31/98	1/30/99	1/29/00	2/3/01	2/2/02
Saks Incorporated	$100.00	$162.07	$203.10	$76.55	$74.21	$55.61
S&P Midcap 400	$100.00	$125.04	$145.91	$169.27	$209.22	$202.37
S&P Retail Stores - Department	$100.00	$131.15	$129.69	$104.14	$137.95	$145.40
Retail Peer Group	$100.00	$133.10	$124.88	$87.61	$94.36	$100.51

These comparisons are not intended to forecast or be indicative of possible future performance of the Company's stock.

Certain Transactions

James A. Coggin, Jr., son of James A. Coggin, has been a Vice President of the Company since February 20, 2002. In his capacity with the Company, James A. Coggin, Jr. is responsible for energy procurement and energy budgeting and expense control. During the fiscal year ended February 2, 2002, James A. Coggin, Jr. was, until May 1, 2001, a 50% owner and after that date the sole owner of PES Group, LLC ("PES"). The Company paid PES $171,523 in consulting fees and expenses for the fiscal year ended February 2, 2002. PES assisted the Company with the implementation of its strategic energy plan and the procurement of its long-term energy requirements. The Company believes that the consulting fees paid to PES were less than or equal to fees that would have been charged by similar firms to perform comparable services.

Jeffrey C. Martin, a Senior Vice President of the Company and brother of R. Brad Martin, is also a partner of Shea & Gardner, a Washington, D.C., law firm. In his capacity with the Company, Jeffrey C. Martin is responsible for legal compliance and governmental relations. For the fiscal year ended February 2, 2002, the Company paid Shea & Gardner $277,997 in fees and disbursements for litigation defense, legal compliance, and governmental relations services and for reimbursement of support services provided to Jeffrey C. Martin in his capacity with the Company. The Company believes that payments made to Shea & Gardner were less than or equal to payments that would have been made to comparable firms to obtain similar services.

In 2001, Donald E. Hess, a member of the Company's Board of Directors, owned a 1.5% general partnership interest in a limited partnership, Parisian of Huntsville, Ltd., that leases to one of the Company's subsidiaries a building in which the subsidiary operates a specialty department store. For the fiscal year ended February 2, 2002, the Company paid to Parisian of Huntsville, Ltd. rent with respect to the leased building totaling $604,845. The Company believes that the terms of the lease, which terminates in 2014, are comparable in all material respects to market terms for similar properties. The 1.5% interest in the partnership was financially immaterial to Mr. Hess. He has since converted his interest to a limited partnership interest.

Report of the Human Resources/Option Committee of
the Board of Directors on Executive Compensation

Executive Compensation Policies

The Human Resources/Option Committee of the Board of Directors (the "Committee") is composed of the following independent Directors who are not employees of the Company: Ms. Sallee, Chair of the Committee; Mr. Gross; Mr. Hess; and Mr. Tsai. The Committee determines all elements of the compensation of the Chief Executive Officer and conducts an extensive evaluation of his annual performance. The Committee also reviews the compensation of the Company's executive officers, including the Named Officers, and approves the amount and form of equity compensation for all associates.

The Committee's compensation policies applicable to the Company's executive officers, including the Named Officers, during the Company's fiscal year ended February 2, 2002 ("2001") were designed to align compensation with the achievement of the Company's business objectives and financial-performance goals and to enable the Company to attract, retain, and reward talented executives who will contribute to the Company's long-term success. The Company's compensation strategy applicable to its salaried associates is to provide base salary levels comparable to the median ranges of market compensation for comparable positions (based upon data from independent resources), to provide annual cash-bonus incentives which reflect short-term operating performance, and to provide equity-based incentives that relate to long-term shareholder value creation. The Compensation Committee ensures that a substantial portion of total compensation for the Named Officers is at risk. If established performance criteria are not met, incentive compensation is appropriately reduced.

For purposes of annual bonus compensation, the Committee sets performance targets for executive officers under the 1998 Senior Executive Bonus Plan ("1998 Bonus Plan"), which was approved by shareholders. The Committee establishes those targets shortly after the beginning of each fiscal year. After year-end financial statements become available, the Committee measures performance to the established targets. The Committee retains the discretion to award bonuses for other individual and corporate results that are not directly tied to the pre-determined targets.

Long-term incentives are provided through awards of stock options, stock grants, and restricted stock awards. Such equity awards are made to the Named Officers and other key employees pursuant to the Company's 1994 Long-Term Incentive Plan ("1994 Plan") and the 1997 Stock-Based Incentive Plan ("1997 Plan"). Stock options are granted at or above the market price and will only have value if the Company's stock price increases. Currently, most options vest in five equal installments, and executives must be employed by the Company at the time of vesting in order to exercise the option grants. The Committee administers these plans.

CEO Compensation

The Committee sets the compensation for Mr. Martin, the Company's Chairman and CEO. In accordance with the Committee's and the Company's philosophy, Mr. Martin's compensation has three basic components:

  base salary that is set at the mid-point of competitive data for similar positions annual bonus awards that are tied to achieving financial and operating plans equity incentives that relate to long-term shareholder value creation

Each year, the CEO submits a personal plan that contains financial, operating, and strategic goals. The Committee discusses that plan with the CEO and, after making proper adjustments, approves Mr. Martin's plan.

For 2001, the CEO was eligible to earn an annual cash bonus of up to 150% of his base salary. Mr. Martin's cash bonus potential was tied completely to the earnings per share of the Company. Because the Company did not meet the minimum earning target under

Mr. Martin's plan, he did not earn any cash bonus for 2001.

Mr. Martin was also eligible to earn up to 40,000 shares of Company stock for his 2001 performance. His potential to earn 15,000 shares of stock was based upon the achievement of earning targets; the potential to earn 25,000 shares was based on other objectives in his 2001 plan, including reorganizing the Company into two business segments (Saks Department Store Group and Saks Fifth Avenue Enterprises) and upgrading the senior talent in the organization. The Committee determined that the CEO had met these objectives and awarded him 25,000 shares of Company stock. The Committee placed a restriction on those shares so that Mr. Martin will forfeit the shares if he voluntarily ends his employment before March 22, 2003.

14

In 2001, in connection with Mr. Martin entering into a new employment agreement, the Committee created a long-term program whereby the CEO may earn up to 750,000 shares of Company common stock over five years. The Committee gave the CEO the opportunity to receive 250,000 shares of Company stock on May 31, 2006, provided that he does not voluntarily end his employment prior to that date. The Committee gave the CEO the opportunity to earn up to 500,000 shares on the basis of the average stock price in the twelve months prior to May 31, 2006. He may earn 100,000 shares at an average stock price of $17.57 and 500,000 shares at an average stock price of $29.30 or above. Shares will be prorated between those average prices. The Committee also granted Mr. Martin options to purchase 400,000 shares of Company stock.

Furthermore, in 2001, the Committee granted Mr. Martin options to purchase 65,970 shares of Company stock at the same time it awarded options to many associates under the Company's annual performance-grants program. All of Mr. Martin's options were priced at the market price of the Company's stock at the time of the grant.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deductibility of compensation in excess of $1 million paid to the Named Officers, unless the payments are made under a performance-based plan as defined in Section 162(m). The Committee believes the payments in 2001 under the 1994 Plan and the 1998 Bonus Plan (both of which were previously approved by the shareholders of the Company) meet the requirements of deductibility as specified under the applicable provisions of the Code. While some portion of other compensation may not qualify as wholly deductible in certain years, any such amount is not expected to be material to the Company. It is the Committee's intention to continue to utilize performance-based compensation in order to obtain maximum deductibility of executive compensation, while providing a compensation program that will attract, retain, and reward the executive talent necessary to maximize shareholder return.
Human Resources/Option Committee Marguerite W. Sallee, Chair Michael S. Gross Donald E. Hess Gerald Tsai, Jr. March 29, 2002

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company's financial reporting and audit processes, the Company's system of internal control, and the Company's process for monitoring compliance with laws, regulations, and policies. The Board of Directors of the Company has adopted an Audit Committee Charter, which describes the responsibilities of the Audit Committee.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company's independent accountants, the Company's audited consolidated financial statements for the fiscal year ended February 2, 2002. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU (S) 380).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon its review of the Company's audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements for the fiscal year ended February 2, 2002 in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for filing with the Securities and Exchange Commission.
Audit Committee C. Warren Neel, Chair Bernard E. Bernstein Julius W. Erving G. David Hurd April 2, 2002

Ratification of Appointment of Independent Accountants
(Item No. 2)

Subject to ratification by the shareholders, the Board of Directors has reappointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending February 1, 2003. PricewaterhouseCoopers LLP (or their predecessor firm Coopers & Lybrand) has examined the financial statements of the Company since 1991.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.

Fees billed to the Company by PricewaterhouseCoopers LLP in 2001

Audit Fees

Audit fees for the audit of the Company's financial statements for the fiscal year ended February 2, 2002 and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q are estimated to be $915,000, of which $611,108 have been billed as of February 2, 2002.

Financial Information Systems Design and Implementation Fees

The Company did not engage PricewaterhouseCoopers LLP to provide services to the Company regarding financial information systems design and implementation during the fiscal year ended February 2, 2002.

All Other Fees

Fees billed for all other services for the fiscal year ended February 2, 2002, including benefit plan audits, securities-related services, tax-related services, and accounting consultations, totaled $339,123.

The Audit Committee of the board of Directors has determined that the provision of these services is compatible with the maintenance of the independence of PricewaterhouseCoopers LLP.

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
(Item No. 3)

On March 20, 2002 the Board of Directors adopted an amendment to the Company's Amended and Restated Employee Stock Purchase Plan (the "Employee Plan"). The amendment increased the number of shares of the Company's Common Stock that the Company may issue under the Employee Plan from 700,000 shares (as adjusted for a stock split) to 1,450,000 shares. The Board adopted the amendment because there are no shares available under the Employee Plan to meet future share requirements.

The Board believes that the Employee Plan is an important associate benefit, provides the Company's associates an incentive to increase shareholder value, and is in the best interests of the Company and its shareholders. The Employee Plan as originally adopted by the Board was approved by the Company's shareholders at the June 15, 1995 Annual Meeting of Shareholders. The following summary of the Employee Plan is subject and qualified by reference to the terms of the Employee Plan, a copy of which is attached as Attachment A.

Summary of the Employee Plan

The Employee Plan in intended to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986. The Employee Plan is administered by the Human Resources/Option Committee of the Board of Directors, which may make all determinations with respect to the Employee Plan as the Human Resources/Option Committee determines are necessary or advisable.

Under the Employee Plan, a full-time associate, or a part-time associate who is regularly scheduled to work more than 20 hours per week, who has completed twelve months of employment with the Company is eligible to participate in offerings under the Employee Plan. However, no associate may participate if the associate owns or has the right to purchase shares of the Company's Common Stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock. Also, no associate may participate if the associate's right to purchase under all employee stock purchase plans within the meaning of Section 423 of the Internal Revenue Code exceeds $25,000 in fair market value of the Company's Common Stock during any year of participation.

To participate, an eligible associate elects no later than ten days prior to the beginning of the offering period (currently a calendar year) to have payroll deductions of up to $2,400 (subject to adjustment by the Human Resources/Option Committee) to be applied toward the purchase of the Company's Common Stock for the offering period at a price not less than the lower of (a) 85% of the closing bid price per share of the Company's Common Stock on the New York Stock Exchange on the first business day of offering period, and (b) 85% of the closing bid price per share of the Company's Common Stock on the New York Stock Exchange on the last business day of the offering period.

Unless a participant has withdrawn from participation in accordance with the Employee Plan, at the end of the offering period the participant's accumulated payroll deductions are used to purchase shares of the Company's Common Stock at the price described in the preceding paragraph. Except for participants subject to Section 16 of the Securities Exchange Act of 1934, participants may withdraw from the Employee Plan during the offering period and the participant's accumulated payroll deductions will be paid to the participant. A withdrawing participant may not participate in the Employee Plan until the following offering period.

The number of shares of the Company's Common Stock the Company may issue under the Employee Plan (1,450,000 shares as proposed for approval by the Company's shareholders) may be adjusted by the Human Resources/Option Committee to reflect any increase or decrease in the number of shares of the Company's Common Stock that are issued and outstanding due to a reorganization, recapitalization, stock split, stock distribution, combination of shares, or the payment of a share dividend or other increase in the number of shares of the Company's Common Stock outstanding effected without receipt of consideration by the Company.

The Human Resources/Option Committee may, without shareholder approval, amend or terminate the Employee Plan at any time, except that shareholder approval is required to change (a) the total number of shares of the Company's Common Stock authorized to be issued under the Employee Plan, and (b) the class of Company associates eligible to participate in the Employee Plan.

Participants in the Employee Plan

As of January 1, 2002, more than 30,000 of the Company's associates were eligible to participate in the Employee Plan. As of that date, approximately 1,100 of the Company's associates were participating in the Employee Plan. The amount of benefits to be received pursuant to the Employee Plan by the persons listed below cannot be determined at this time. The following table lists the purchases made by the persons listed below for the year ended December 31, 2001.
Name and Title	Purchase Price Per Share	Number of Shares Purchased
R. Brad Martin Chairman of the Board and Chief Executive Officer	N/A	0
James A. Coggin President and Chief Administrative Officer	$7.94	302
Douglas E. Coltharp Executive Vice President and Chief Financial Officer	N/A	0
Brian J. Martin Executive Vice President of Law and General Counsel	$7.94	302
Donald E. Wright Executive Vice President of Finance and Chief Accounting Officer	$7.94	302
All current executive officers as a group	$7.94	906
All current directors who are not executive officers as a group (1)	N/A	N/A
All employees, including all current officers who are not executive officers, as a group	$7.94	123,206

________________________________________

(1)	Directors who are not executive officers are not eligible to participate in the Employee Plan.

The Board of Directors recommends A vote "FOR" THIS PROPOSAL (Item No. 3).

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,288,471	$13.95	1,514,895
Equity compensation plans not approved by security holders	15,952,345	$13.51	1,775,620
Total	24,240,816	$13.66	3,290,515

Note: In connection with acquisition transactions, the Company assumed then-outstanding stock options previously granted to employees and directors of the acquired corporations. No additional grants or awards may be made under the plans pursuant to which these stock options were granted. As of February 2, 2002, the total number of shares of the Company's Common Stock to be issued upon the exercise of these stock options was 3,361,507 and their weighted-average exercise price was $21.15.

SHAREHOLDER PROPOSALS

The following proposals were submitted by shareholders. If the shareholder proponent of a proposal, or a qualified representative, is present and submits the proponent's proposal for a vote, then the proposal will be voted upon at the Annual Meeting of Shareholders. We include each proposal plus any supporting statement exactly as submitted by the proponent for the proposal. To make sure readers can easily distinguish between material provided by each proponent and material provided by the Company, we have placed a box around material provided by the proponents.

PROPOSAL BY A SHAREHOLDER CONCERNING CLASSIFIED BOARD OF DIRECTORS
(Item No. 4)

On behalf of the New York City Employees' Retirement System, which owns 149,586 shares of the Company's Common Stock, Alan G. Hevesi, Comptroller of the City of New York, submitted the following proposal, which is OPPOSED by the Board of Directors:

REPEAL CLASSIFIED BOARD

Submitted on behalf of the New York City Employees' Retirement System by Alan G. Hevesi, Comptroller of the City of New York.

BE IT RESOLVED, that the stockholders of Saks Incorporated request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the reelection of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

Statement Against Shareholder Proposal

The Board of Directors OPPOSES the foregoing resolution.

This same proposal was submitted by the proponent at last year's Annual Meeting of Shareholders and was rejected by shareholders. The Board of Directors believes that a classified board is more advantageous to the Company and its shareholders than a board that would be elected annually for the following reasons:

  A classified board facilitates director continuity and experience, because a majority of the Company's directors at any given time have prior experience as members of the Board of Directors. The Board of Directors believes that this enhances the likelihood of continuity in Board-formulated policies.
  A classified board encourages those who might seek to acquire control of the Company to initiate an acquisition through negotiations with the Board of Directors. This is likely to assure sufficient time for the Board to review the proposal and recommend appropriate alternatives. The Board of Directors believes that a classified board would be in a better position to protect the interests of all of the Company'sB shareholders.

In accordance with the Company's Amended and Restated Charter and Tennessee law, the Company can declassify its Board of Directors only if (1) the Board of Directors approves and (2) the holders of 80% or more of the then-outstanding shares of the Company's Common Stock, voting together as a single class, also approve. The Board of Directors has taken into consideration last year's shareholder rejection of this shareholder proposal in deciding not to initiate actions intended to result in the annual election of all directors.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL (Item No. 4).

PROPOSAL BY A SHAREHOLDER CONCERNING CUMULATIVE VOTING
(Item No. 5)

Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 600 shares of the Company's Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: "That the stockholders of Saks Inc. assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate or any two or more of them as he or she may see fit."

REASONS: "Many states have mandatory cumulative voting, so do National Banks."

"In addition, many corporations have adopted cumulative voting."

"If you AGREE, please mark your proxy FOR this resolution."

Statement Against Shareholder Proposal

The Board of Directors OPPOSES the foregoing resolution.

The Board of Directors believes that the present system of voting for Directors is more likely to assure that the Board will act in the interests of all of the Company's shareholders.

Directors are elected by a plurality of the votes cast at a shareholder meeting. This means that the holders of a majority of the Company's outstanding shares elect all of the directors. This permits each director elected to represent the interests of all of the Company's shareholders. If, on the other hand, cumulative voting for the election of directors were implemented, an individual shareholder or group of shareholders who own far less than a majority of the Company's outstanding shares could elect a director to the Company's Board of Directors. Such a shareholder or group could have interests and goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company's shareholders. The director elected by such a narrow constituency could disrupt and impair the efficient functioning of the Board of Directors, which would be detrimental to the interests of all shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL (Item No. 5).

Section 16(a) of the Securities Exchange Act of 1934
Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock.

To the Company's knowledge, based solely on a review of copies of reports provided by the Company's Directors, executive officers, and persons who own more than 10% of the Company's Common Stock and written representations by Directors and executive officers that no other reports were required to be filed, during the fiscal year ended February 2, 2002 all Section 16 filing requirements applicable to the Company's Directors, executive officers, and persons who own more than 10% of the Company's Common Stock were satisfied, except (a) due to inadvertent errors by the Company, Douglas E. Coltharp and Donald E. Wright each had one transaction that should have been reported on a Form 5 that was not filed but has since been corrected, and (b) Orient Star Holdings LLC filed a late Form 4 reporting one transaction.

Other Matters

The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Shareholders' Proposals or Nominations for 2003 Annual Meeting Proposals for shareholder action which eligible shareholders wish to have included in the Company's proxy mailed to shareholders in connection with the Company's 2003 Annual Meeting must be received by the Company at its corporate headquarters, 750 Lakeshore Parkway, Birmingham, Alabama, 35211, by December 31, 2002. Under the Company's bylaws, in order for a matter to be brought before the 2003 Annual Meeting, or for a shareholder to nominate persons for election to the Board of Directors at the 2003 Annual Meeting, the shareholder must give the Company notice at its corporate headquarters by December 31, 2002.

If you wish to make a nomination to the Board, your notice must include the following information: (a) the name, age, business address, and residence address of the nominee, (b) the principal occupation or employment of such person, (c) the number of shares of Common Stock of the Company that are beneficially owned by such person, (d) any other information about such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (e) the name and address of the shareholder giving notice, (f) the number of shares of Common Stock that are beneficially owned by such shareholder, and (g) descriptions of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder. Nominations by the Board of Directors of the Company are proper if they are made in compliance with the proxy rules of the Securities and Exchange Commission.

If you wish to propose an item of business, your notice must include the following information: (a) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and (d) any financial interest of the shareholder in such proposal.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on June 19, 2002, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report

The Company's annual report for the year ended February 2, 2002 is being mailed with this proxy statement but is not to be considered as a part hereof.

A copy of the Company's annual report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder whose proxy is solicited upon written request to:

Senior Vice President of Investor Relations/Communications
Saks Incorporated
P.O. Box 9388
Alcoa, Tennessee 37701-9388
By order of the Board of Directors, /s/ Julia Bentley Julia Bentley Secretary Birmingham, Alabama April 30, 2002

ATTACHMENT A
AMENDED AND RESTATED
Saks Incorporated
EMPLOYEE STOCK PURCHASE PLAN
  Purpose. The purpose of the Saks Incorporated Employee Stock Purchase Plan is to provide a method whereby employees of Saks Incorporated and its subsidiaries have an opportunity to purchase shares of Common Stock of the Corporation. The Plan is intended to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986, as amended, and all provisions of the Plan shall be constructed in a manner to effect that intent.

  Definitions. As used in this Plan, the following words shall have the following meanings:
    "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section of any future legislation that amends, supplements, or supersedes that section.
    "Common Stock" shall mean the Common Stock of the Corporation.
    "Human Resources/Option Committee" shall mean the Human Resources/Option Committee of the Board of Directors, to which the administrative duties and responsibilities under the Plan are delegated.
    "Corporation" shall mean Saks Incorporated, a Tennessee corporation.
    "Employee" shall mean any individual who is employed by the Corporation or a subsidiary on a full-time or part-time basis and who is regularly scheduled to work more than 20 hours per week.
    "Offering" shall mean any opportunity to purchase Common Stock granted to Participants, the terms and conditions of which have been established by the Human Resources/Option Committee pursuant to the Plan.
    "Offering Commencement Date" shall mean the date on which any Offering commences.
    "Offering Termination Date" shall mean the date on which any Offering ends.
    "Option" shall mean any opportunity to purchase Common Stock granted to a Participant pursuant to an Offering.
    "Participant" shall mean each Employee who becomes a participant as provided in Section 5.
    "Plan" shall mean the Saks Incorporated Employee Stock Purchase Plan.
    "Subsidiary" shall mean McRae's, Inc., McRae's of Alabama, Inc., and any present or future corporation which: (i) would be "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code, and (ii) is designated as a participant in the Plan by the Board of Directors.

  Administrative.
    Appointment. The Plan shall be administered by the Human Resources/Option Committee. The Human Resources/Option Committee may, from time to time, delegate non-discretionary administrative responsibilities under the Plan to Employees who shall continue to be eligible to participate in accordance with Section 4(a).
    Powers. The Human Resources/Option Committee shall determine: (i) the time or times when Options shall be granted; (ii) the number of shares subject to the Offering; and (iii) the limitations, restrictions, and conditions applicable to any Options.
    Interpretations. Subject to the express provisions of the Plan, the Human Resources/Option Committee may interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, determine the terms and conditions of the Options, and make all other determinations it deems necessary or advisable for the administration of the Plan.
    Determinations. The determinations of the Human Resources/Option Committee on all matters regarding the Plan shall be conclusive. No member of the Human Resources/Option Committee shall be liable for any action taken or determination made in good faith.

  Eligibility.
    Initial Eligibility. Each Employee as defined in Section 2(e) who shall have completed twelve (12) months of employment and is employed by the Corporation or a Subsidiary on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan that commence on or after such twelve (12) month period has concluded.
    Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan:
      if, immediately after the grant, such Employee would own stock, and/or hold outstanding Options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation (for purposes of this paragraph, the rules of Section 423 of the Code shall apply in determining stock ownership of any Employee); or
      which permits the Employee's right to purchase stock under all employee stock purchase plans, within the meaning of Section 423 of the Code, to accrue at a rate that exceeds $25,000 in fair market value of the stock (determined at the time such Options are granted) for each year in which such Options are outstanding.

  Commencement of Participation.
    Participation. An eligible Employee may become a Participant by completing an authorization for payroll deductions on the form provided by the Corporation and delivering it to an authorized representative of the Corporation. Payroll deductions for a Participant shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering Termination Date unless sooner terminated by the Participant. All such Participant contributions shall be credited to the Participant's account.
    Participant Elections. Each Participant is required to sign a written participation form (hereinafter referred to as the "Participation Agreement") for each Offering. The terms of the Participation Agreement shall provide that the Participant elects to have payroll deductions credited to the Participant's account, subject to the limitations hereinafter described, that will in no event exceed Two Thousand Four Hundred and 00/100 Dollars ($2,400.00) during the initial Offering. The Human Resources/Option Committee retains the right to adjust this amount for subsequent offerings. Elections to participate hereunder shall be made no later than ten (10) days prior to an Offering Commencement Date. Contributions may be increased or decreased for subsequent Offerings.

  Stock Options.
    Number of Option Shares. On the initial Offering Commencement Date, each Participant shall be granted an Option to Purchase the number of shares of Common Stock equal to the number determined by dividing Two Thousand Four Hundred and 00/100 Dollars ($2,400.00) by 85% of the fair market value of the Common Stock. The Human Resources/Option Committee retains the discretion to adjust this amount for subsequent offerings.
    Option Price. The price to purchase Common Stock subject to the Option shall be an amount not less than the lower of:
      85% of the closing bid price per share of the Common Stock as listed on the New York Stock Exchange on the last business day preceding grant of such Option; or
      85% of the closing bid price per share of the Common Stock as listed on the New York Stock Exchange on the first business day preceding exercise thereof.
    Maximum Shares Issuable Under the Plan. The maximum number of shares of Common Stock issuable under Plan pursuant to Options to buy shares of Common Stock is 1,450,000, subject to adjustments pursuant to Section 9. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Corporation. In the event that any Option under the Plan expires unexercised or is terminated without being exercised, in whole or in part, for any reason, the number of shares theretofore subject to such Option or the unexercised or terminated portion thereof, shall be added to the remaining number of shares of Common Stock available for grant as an Option under the Plan upon such terms and conditions as the Human Resources/Option Committee shall determine, which terms may be more or less favorable than those applicable to such former Option.

  Exercise of Option.
    Automatic Exercise. Unless a Participant gives written notice of withdrawal to the Corporation, the Participant's Option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions credited to his or her account at that time will purchase at the applicable Option price (but not in excess of the number of shares for which Options have been granted to the Employee), and any excess in his account at that time will be returned to him. An Option may be exercised only by a Participant during his or her lifetime or by a designated beneficiary within ninety (90) days of the date of death.
    Withdrawal From Account. A Participant who is not subject to Section 16 of the Securities Exchange Act may withdraw from the Plan, in whole but not in part, at any time prior to the Offering Termination Date applicable to any Offering by delivering written notice to the Corporation's authorized representative indicating such Participant's intent to withdraw. A Participant subject to Section 16 of the Securities Exchange Act may not voluntarily withdraw during an Offering. Upon withdrawal by a Participant, the Corporation will promptly refund the entire balance of a Participant's deductions accumulated during the year. A Participant who withdraws from the Plan may reenter for a subsequent Offering by filing a new authorization at least ten (10) days prior to an Offering Commencement Date.
    Fractional Shares. Fractional shares will be issued under the Plan to the extent it is practicable.
    Delivery of Stock. As soon as practicable after the Offering Termination Date of each Offering, the Corporation will purchase the shares issued upon exercise of the Option and place those shares in an account in the name of the Participant.

  Transferability. No Option may be transferred, assigned, pledged or hypothecated (other than to the laws of descent and distribution), and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

  Adjustment Provisions. The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option price per share of each such Option, may all be appropriately adjusted as the Human Resources/Option Committee may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split, stock distribution, combination of shares, or the payment of a share dividend or other increase in the number of such shares outstanding effected without receipt of consideration by the Corporation. Adjustments under this Section 9 shall be made in the sole discretion of the Human Resources/Option Committee, and its decision shall be binding and conclusive.

  Dissolution, Merger and Consolidation. Upon the dissolution or liquidation of the Corporation, or upon a merger or consolidation of the Corporation in which the Corporation is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction; provided, however, that the Human Resources/Option Committee shall give at least thirty (30) days prior written notice of such event to each Participant during which time he or she shall have a right to exercise his or her wholly or partially unexercised Option and, subject to prior expiration pursuant to Section 12(a) or (b), each Option shall be exercisable after receipt of such written notice and prior to the effective date of such transaction.

  Effective Date and Conditions Subsequent to Effective Date. The Plan shall become effective on the date of the approval of the Plan by the majority of the shareholders of the Corporation, and the Plan shall be null and void and of no effect if such condition is not fulfilled, and in such event each Option granted hereunder shall, notwithstanding any of the preceding provisions of the Plan be null and void and of no effect.

  Termination of Employment. Notwithstanding anything contained herein to the contrary, each Option shall expire on the earlier of:
    the expiration of ninety (90) days commencing with the death of the Participant;
    the expiration of ninety (90) days commencing with the date that the employment of the Participant with the Corporation terminates for any reason; or
    the Offering Termination Date.

  Upon expiration of any Option prior to the applicable Offering Termination Date, any payroll deductions credited to the Participant under the Plan shall be promptly returned to the Participant or his designated beneficiary in the event of his death, without interest.

  Miscellaneous.
    Legal and Other Requirements. The obligations of the Corporation to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, if deemed necessary or appropriate by the Corporation. Certificates for shares of Common Stock issued hereunder may contain a legend as the Human Resources/Option Committee deems appropriate.
    No obligation to Exercise Options. The granting of an Option shall impose no obligation upon a Participant to exercise such Option.
    Termination and Amendment of Plan. The Human Resources/Option Committee, without further action on the part of the shareholders of the Corporation may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that, unless approved by the shareholders in accordance with Section 11 hereof, it may not: (i) change the total number of shares of Common Stock authorized to be issued under the Plan; or (ii) change the class of employees eligible to be granted Options under the Plan. No action taken by the Human Resources/Option Committee under this Section may materially and adversely affect any outstanding Option without the consent of the holder thereof.
    Application of Funds. The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes.
    Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Employee or Participant the right to continue in the employment of the Corporation or affect any right which the Corporation may have to terminate the employment of such Employee or Participant.
    Rights as a Shareholder. No Participant shall have any rights or privileges as a shareholder in Common Stock covered by an Option until such Option has been exercised.
    Leaves of Absence and Disability. A Participant shall continue to be treated as an Employee for all purposes of the Plan during the first ninety (90) days of any leave of absence, whether such leave is with or without pay. Upon expiration of such ninety (90) day period, unless a Participant has resumed employment, his employment for purposes of the Plan shall be deemed to terminate on such date. During the first ninety (90) days of a leave of absence the Participant shall continue to have all rights otherwise provided pursuant to the Plan and the additional right to supplement the payroll deductions (if any) made during such period with out-of-pocket payments to the extent necessary to continue his Plan election in effect for the applicable Offering.
    Fair Market Value. Whenever the fair market value of Common Stock is to be determined under the Plan as of a given date, such fair market value shall be determined as the closing bid price per share as listed on the New York Stock Exchange on the last business day preceding the valuation.
    Notices. Every direction, revocation, or notice authorized or required by the Plan shall be deemed delivered to the Corporation: (A) on the date it is personally delivered to the Secretary of the Corporation at its principal executive offices; or (B) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices; and shall be deemed delivered to a Participant: (A) on the date it is personally delivered to him or her, or (B) three (3) business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Corporation.
    Applicable Law. All questions pertaining to the validity, construction and administration of the Plan granted hereunder shall be determined in conformity with the laws of the State of Tennessee. Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Common Stock for long-term investment. The Corporation does not, however, intend to restrict or influence any Employee in the conduct of his or her own affairs. An Employee may, therefore, sell stock purchased under the Plan at any time he or she chooses, provided, however, that because of certain federal income tax requirements each Employee will agree by entering the Plan to give the Corporation prompt notice of any such stock disposed of within two (2) years after the date of grant of the applicable Option showing the number of such shares disposed of, and an appropriate legend requiring such notice shall be placed on the certificate of Common Stock issued hereunder. The Employee assumes the risk of any market fluctuations in price of such stock.

Officers and directors should note that, pursuant to federal securities laws, certain restrictions apply to the number of shares they may sell, the manner of sale, and the timing of sales with respect to the resale of shares acquired under the Plan; therefore, officers and directors must consult with the office of the Senior Vice President of Investor Relations prior to any such sales.

Instructions for Voting Your Proxy

You have three ways to vote your shares:

• Through the Internet (using a browser)	*By Telephone (using a touch-tone telephone)	* By Mail (traditional method)

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. Regardless of which method you choose, your shares will be voted as you direct.

INTERNET VOTING

Available only until 5:00 p.m. Eastern Time on June 18, 2002

  Visit the Internet voting Website at http://proxy.georgeson.com
  Enter the Company Number AND Control Number shown below and follow the instructions on your screen
  You will incur only your usual Internet charges.
TELEPHONE VOTING

Available only until 5:00 p.m. Eastern Time on June 18, 2002

  This method of voting is available for residents of the U.S. and Canada
  On a touch-tone telephone, call TOLL FREE 1-877-816-0835, 24 hours a day, 7 days a week
  You will be asked to enter ONLY the control number shown below
  Have your proxy card ready, then follow these instructions:
  OPTION 1: To vote as the Board of Directors recommends on items 1 through 5, press 1
  OPTION 2: If you choose to vote on each director nominee or each item separately, press 2
VOTING BY MAIL
  Simply mark, sign and date your proxy card and return it in the postage-paid envelope
  If you are voting by the Internet or telephone, please do not mail your proxy card

Our Annual Meeting of the Shareholders will be held at 8:30 a.m. Central Time on June 19, 2002 at The Peninsula Chicago, 108 E. Superior at North Michigan Avenue, Chicago, Illinois 60611. TO VOTE BYMAIL, PLEASE DETACH PROXY CARD HERE

VOTE TO BY MAIL, PLEASE DETACH PROXY CARD HERE

X

  Please mark
  votes as in
  this example.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT WILL BE VOTED “FOR” ITEMS 1, 2, AND 3 AND “AGAINST” ITEMS 4 AND 5, AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3
Item 1.

ELECTION OF BOARD OF DIRECTORS
(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed):

CLASS II (term expiring in 2005):
James A. Coggin, Michael S. Gross and
Nora P. McAniff

		FOR all nominees listed (Except as marked to the contrary) [ ]		WITHHOLD AUTHORITY to vote for all nominees listed [ ]

Item 2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the independent accountants of the Company.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Item 3.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4 AND 5
Item 4.	PROPOSAL BY SHAREHOLDER -- Classified Board.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Item 5.	PROPOSAL BY SHAREHOLDER -- Cumulative Voting in the Election of Directors	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the Proxies are authorized to vote upon such other business (none known at the time of solicitation of this Proxy Card) as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt of Notice of said Annual Meeting and hereby revokes all proxies heretofore give by the undersigned for said Annual Meeting.

THIS PROXY CARD MAY BE REVOKED AT ANY TIME PRIOR TO VOTING THEREOF.

Date: ______________________________, 2002

_________________________________________
Signature of Shareholder

_________________________________________
(Signature of Shareholder (if held jointly))

PLEASE DATE THIS PROXY CARD AND SIGN YOUR NAME OR NAMES EXACTLY AS SHOWN HEREON.  WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR FULL TITLE AS SUCH.  IF THERE ARE MORE THAN ONE TRUSTEE, OR JOINT OWNERS, ALL MUST SIGN.  PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

750 Lakeshore Parkway
Birmingham, Alabama 35211

P R O X Y

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 19, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R. Brad Martin and Julia A. Bentley, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock held of record by the undersigned on April 15, 2002 at the Annual Meeting of the Shareholders of Saks Incorporated to be held on June 19, 2002, at 8:30 a.m., Central Time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner.

(Please sign and date the reverse side of this Proxy Card)

SEE REVERSE SIDE